For more information:
Sara Leuchter Wilkins
Director of Investor Relations
414-224-2633
swilkins@journalcommunications.com

Journal Communications Comments on Third Quarter 2005 Guidance and Effects of Hurricane Katrina

MILWAUKEE, WI – September 30, 2005 – Journal Communications, Inc. (NYSE:JRN) today announced that it had completed a preliminary assessment of the damage to its Louisiana-based community publishing and printing operations caused by Hurricane Katrina in late August. The Company’s business in that region had been experiencing persistent weakness prior to the hurricane. Now that its customers are widely dispersed due to the storm, the New Orleans’ printing operations will not be re-opened and its equipment will be deployed to other Journal Community Publishing Group printing locations. The Company expects to incur losses from storm damage and business interruption of approximately $1.6 million in its 2005 third quarter. The Company will take an additional charge against operating earnings for facility shut-down-related costs of between $2.9 million — $3.4 million, principally in the fourth quarter 2005.

The Company further said that continued weakness in advertising at its publishing and broadcast operations is expected to result in revenues falling below previously announced guidance of $186 million — $191 million for the 2005 third quarter. Net income for the 2005 third quarter will likely be at the low end of its previously announced guidance of $14 million — $16 million, including the lost revenue and the charges against operating earnings to account for the impacts of Hurricane Katrina.

“It is always difficult to close a facility, but long-standing weakness in that business and the uncertainty about current and future prospects due to the impact of the hurricane drove our decision,” said Steven J. Smith, chairman and chief executive officer of Journal Communications. “We continue to work diligently to assist our employees and their families in the hurricane-damaged areas as they transition to other opportunities. We thank those employees impacted by this action for their service to our Company. Additionally, we are encouraged that our Kenner and Baton Rouge operations have resumed.”

The Company’s Journal Community Publishing Group (JCPG) publishes five niche publications and provides commercial printing services from leased facilities in New Orleans, Kenner and Baton Rouge, Louisiana. These operations have not been a material contributor to either consolidated revenue or operating earnings.

JCPG has begun to outsource the printing of its five Louisiana-based publications.

The Company believes the redeployment of the equipment from Dixie Web Printing in New Orleans will enable it to benefit from a greater return on invested capital as well as capital expenditure avoidance in 2006.

Forward-looking Statements

This press release may contain certain forward-looking statements related to our businesses that are based on our current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Our written policy on forward-looking statements can be found on page 1 of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

About Journal Community Publishing Group

Journal Community Publishing Group publishes more than 90 community newspapers, shoppers and niche publications across eight states, reaching some 1.2 million households weekly. It also owns and operates five printing facilities throughout the U.S., excluding the Dixie Web facility.

About Journal Communications

Journal Communications, Inc., headquartered in Milwaukee, Wisconsin, was founded in 1882. We are a diversified media and communications company with operations in publishing, radio and television broadcasting, telecommunications and printing services. We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and more than 90 community newspapers and shoppers in eight states. We own and operate 38 radio stations and seven television stations in 11 states and operate an additional television station under a local marketing agreement. Through our telecommunications segment, we own and operate a regional fiber optic network in the upper Midwest, provide integrated data communications solutions for small and mid-size businesses and offer network transmission solutions for other service providers. We also provide a wide range of commercial printing services – including printing for publications, professional journals and documentation material – as well as electronic publishing, kit assembly and fulfillment. In addition, we operate a direct marketing services business.